UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (November 6, 2009)

ENERGY PARTNERS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-16179	72-1409562
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 St. Charles Avenue, Suite 3400

New Orleans, Louisiana 70170

(Address of principal executive offices)(Zip Code)

(504) 569-1875

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Director Compensation Program

On November 6, 2009, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Energy Partners, Ltd. (the “Company”) approved a compensation program (the “Compensation Program”) for each non-employee director of the Company that includes annual compensation in the amount of $20,000. Each director who is a member of the Audit Committee of the Board is entitled to receive an additional $5,000 each year, and the chairperson of the Audit Committee is entitled to receive an additional $15,000 each year, while the chairperson of any other committee of the Board is entitled to $10,000 per year. Each such annual fee shall be payable in cash, shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), or a combination thereof, at the election of each director.

The Compensation Program also provides for the annual grant of an equity-based compensation stock award to each director with a market value of $100,000 (as measured on the date of the grant and pro-rated from the date of the grant, if applicable).

In addition to the annual fees above, each director will be entitled to $2,000 paid in cash for each Board meeting attended, $1,500 paid in cash for each meeting of the Compensation Committee or the Nominating and Governance or Audit Committees of the Board and $1,000 paid in cash for any other committee meeting attended.

The Compensation Program provides that for the period of service until the 2010 annual meeting of stockholders, annual fees and stock awards will be prorated to 8/12 of the dollar amount or value set forth above.

The foregoing description of the Compensation Program is qualified in its entirety by reference to the terms of the actual Board Compensation Program attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

Deferral Plan and Deferred Share Agreement

On November 6, 2009, the Compensation Committee adopted the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors (the “Deferral Plan”). The Deferral Plan was originally established September 12, 2000 and first amended and restated effective as of July 17, 2003. The Deferral Plan will be administered by the Compensation Committee and open to all eligible Board members. Under the Deferral Plan, each eligible director may defer all or a portion of such director’s compensation and fees to either a future date or the date the individual ceases to be a director for any reason, at the election of such director. Such compensation and fees may be deferred in the form of cash or in the form of shares of the Company’s Common Stock, at the election of the director according to the deferral election options presented to the directors by the Compensation Committee on an annual basis. In the event that a director has elected to receive settlement of his or her account in the form of the Company’s Common Stock, all shares shall be granted pursuant to the Company’s 2009 Long Term Incentive Plan, as amended from time to time (the “LTIP”).

The Deferral Plan is intended to be an unfunded plan, and each director’s deferred compensation and fees shall be credited to a bookkeeping account in the name of such director. Any portion of a director’s account to be settled in cash shall be credited during the deferral period with interest equivalents at the end of each calendar quarter at an interest rate to be determined by the

Compensation Committee in its sole discretion. Any portion of the director’s account to be settled in Common Stock shall be deemed to have been invested in the Company’s Common Stock on the day that such fees or compensation would have otherwise been paid to the director, and the shares will track the value of the Common Stock during the whole of the deferral period.

In connection with the adoption of the Deferral Plan, the Compensation Committee also adopted the form of Director Deferred Share Agreement (the “Deferred Agreement”). The Deferred Agreement will be governed pursuant to the terms and conditions of the LTIP and the Deferral Plan, as applicable, including, but not limited to, the LTIP provisions regarding the Company’s repurchase rights and share adjustment provisions. The Deferred Agreement states the number of shares of Common Stock to be deferred, the treatment of dividend equivalents on such shares of Common Stock during the deferral period, the length of the deferral period and the vesting schedule for the shares of Common Stock, where applicable. The Deferred Agreement restricts the transfer of any deferred shares of Common Stock (other than by will or the laws of descent and distribution) to transactions between the director and the Company, or the director and an institutional investor of the Company that has designated the director to serve as a member of the Board.

The foregoing descriptions of the Deferral Plan and the Deferred Agreement are qualified in their entirety by reference to the actual terms of the Deferral Plan and the Deferred Agreement, which are attached to this Current Report as Exhibit 10.2 and Exhibit 10.3, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1*	Energy Partners, Ltd. Board Compensation Program

10.2*	Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors, dated as of November 6, 2009

10.3*	Form of Director Deferred Share Agreement

*	Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 11, 2009

ENERGY PARTNERS, LTD.

By:	/S/ JOHN H. PEPER
John H. Peper
Executive Vice President, General
Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Energy Partners, Ltd. Board Compensation Program

10.2*	Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors, dated as of November 6, 2009

10.3*	Form of Director Deferred Share Agreement

*	Furnished herewith